Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of AVEO Pharmaceuticals, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 11, 2011, with respect to the consolidated financial statements of AVEO Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Boston, Massachusetts

December 22, 2011

/s/ Ernst & Young LLP